Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 28, 2006, relating to the consolidated financial statements of ATC Healthcare, Inc. and Subsidiaries as of February 28, 2006, and 2005 and the related consolidated financial statement of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended February 28, 2006 which appears in the Annual Report on Form 10-K of ATC Healthcare, Inc. for the year ended February 28, 2006 as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in the Prospectus constituting part of this Registration Statement.


                                                   Goldstein, Golub, Kessler LLP

New York, New York
August 7, 2006